Exhibit 10.13

OncoMed Pharmaceuticals Inc. (OMPI)

July 14, 2005

Tim Hoey, PhD

[Address]

Dear Dr. Hoey,

I am extremely pleased that you are interested in joining OncoMed Pharmaceuticals Inc. (OMPI or the “Company”) and am delighted to make you an offer to join, as our Vice President of Cancer Biology, reporting to the Senior Vice President for Research and Development (SrVP, R&D). The terms and conditions of our offer are as follows:

•	Start Date. Your employment with the Company will commence on September 1, 2005 or thereabouts.

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Base Salary. Your annual base salary will be $180,000, less applicable withholding. This salary will be paid in accordance with our normal payroll procedures. Your base salary shall be subject to review and adjustment by the SrVP, R&D and the CEO (Chief Executive Officer) no less frequently than annually.

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Sign up Bonus. Based on your considerable experience in the field, and our need to have you join as soon as possible, we will provide a one time sign on bonus of $20,000, less applicable taxes. The payment will be included in your first payroll. If within a year of your hire date you voluntarily terminate your employment, you will be required to repay the sign on bonus on your date of termination.

•	Bonus Opportunity. Based on the achievement of key corporate goals and objectives you will be eligible for the following bonuses:

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A bonus payment of $60,000 to be paid either upon formal selection for clinical development of the first OncoMed monoclonal antibody, or successful completion of a Series B financing (whichever milestone is achieved first).

•	A bonus payment of $30,000 to be paid upon the FDA’s acceptance for filing of OncoMed’s first IND application.

•	A bonus payment of $30,000 to be paid upon the completion of a Phase I/II clinical safety trial and study report.

•	Benefits. Full time employees of OMPI are eligible to participate in the OMPI Health and Dental Care program. Full time employees are likewise eligible for 15 days of paid time off per year.

Tim Hoey Offer Letter	1

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Stock Option. Subject to the approval of the Board, you will be granted an option to purchase 120,000 shares of common stock of Company (the “Option”). At your request, the Option shall be an incentive stock option to the maximum extent permitted under the applicable federal income tax rules. The Option will have an exercise price equal to the fair market value of Company’s stock as of the date the Option is granted. Subject to your remaining continuously employed by Company as of each such date the Option shall vest and become exercisable with respect to 20% of the shares subject to the Option on the first anniversary of your commencement of employment, and shall become vested in equal monthly installments thereafter, such that the Option is vested and exercisable with respect to 100% of the shares subject to the Option on the fifth anniversary of the Option’s date of grant. The specific terms of the Option grant will be set forth in a written Stock Option Agreement between you and the Company which will be executed after your employment commences with Company. You will also be eligible for additional stock option grants, based on your performance, and as part of general company practices. In the event the Company consummates a Series B Preferred Stock financing with a pre-money valuation of at least $27,500,000, you will be eligible to receive, subject to approval by the Board, a stock option grant for at least 26,000 additional shares of Common Stock at an exercise price equal to the then fair market value. Pre-money valuation will be calculated for this purpose by multiplying the Series B price per share by the Company’s diluted capital stock including the Company’s employee reserve. In the event the pre-money valuation is less than $27,500,000, you may, at the discretion of the Board, receive a stock option grant for additional shares of Common Stock.

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Change of Control If your employment is terminated without Cause or Constructively Terminated (as defined below) in connection with, or within twelve (12) months after, a Change of Control of the Company, regular vesting of your Option or shares shall cease upon your termination, you will be eligible to receive accelerated vesting of twenty five percent (25%) of your then unvested Option, and you will be eligible to receive continued health benefits you may have prior to such Change of Control until the first anniversary of your termination.

For the purpose of this letter, “Cause” means: (i) an act of dishonesty made by you in connection with your responsibilities as an employee that causes serious reputational harm to the Company; (ii) your conviction of, or plea of nolo contendere to, a felony; (iii) your gross negligence or willful misconduct in the performance of your duties; (iv) your inability to perform the essential functions of your job with or without a reasonable accommodation; or (v) your failure or refusal to carry out any lawful direction of the Board or your habitual neglect of your duties as an officer of the Company, which failure, refusal or neglect, as applicable, if capable of cure, shall continue after receipt of written notice from the Board (provided, however, that you shall have fifteen (15) days after receipt of written notice to cure any such failure, refusal or neglect), in each case as determined in good faith by the Board.

For the purpose of this letter, “Change of Control” means: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of l934, as amended) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting

Tim Hoey Offer Letter	2

power represented by the Company’s then outstanding voting securities or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (b) the stockholders of the Company approve a plan of complete liquidation of the Company, or (c) any transaction in which the directors comprising the Board of the Company immediately prior to the transaction represent a majority of the Board of the Company, or other surviving entity, immediately after the transaction. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Initial Public Offering; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

For the purpose of this letter, “Constructive Termination” means (i) a material reduction in your responsibilities, duties or base pay without your agreement or (ii) relocation of your workplace more than 35 miles from your prior workplace without your agreement.

•	At Will Employment. If you accept this offer, your employment with the Company will be at will.

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Company Rules. As an employee of the Company, you will be expected to abide by company rules and regulations. As a condition of employment, you will be required to sign and comply with a confidential information and invention assignment agreement which, among other things, prohibits unauthorized use or disclosure of Company’s proprietary information.

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No Bar to Employment. You agree that you are not party to any contract or agreement that would preclude you from accepting this offer or performing services as an employee for Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

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Final Agreement. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and Company.

We are very enthusiastic that you have agreed to join the Company team and we look forward to working with you.

Tim Hoey Offer Letter	3

Sincerely,

James N. Woody MD, PhD

/s/ James N. Woody	19 July 2005
James N. Woody MD, PhD,
Chief Executive Officer
OncoMed Pharmaceuticals Inc.

Agreed and accepted:

/s/ Tim Hoey	July 15, 2005
Tim Hoey, PhD	Date

Tim Hoey Offer Letter	4